Exhibit 10.23

FRIENDLY ICE CREAM CORPORATION

BOARD OF DIRECTORS COMPENSATION

The non-employee directors of the Company  are compensated through a combination of cash and equity-based compensation.

The following is a summary of the cash compensation paid to the Company’s non-employee directors.

A. Annual Retainer	Directors		$30,000
	Chairman	Additional	$100,000

B. Regularly Scheduled Board of Directors Meetings	Directors		$1,500

C. Regularly Scheduled Committee Meetings	Members		$1,000

D. Special Teleconference Meetings	Directors		$750

A.            Each director, including the Chairman, of the Company receives a fee of $2,500 per month.
Mr. Donald Smith receives additional compensation of $8,333.34 per month for serving as Chairman of the Board.

B.            Each director of the Company receives $1,500, plus expenses, for each regularly scheduled meeting of the Board of Directors attended.

C.            Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives a fee of $1,000, plus expenses, for each regularly scheduled committee meeting attended. Each member of the Audit Committee receives a fee of $1,500, plus expenses, for attendance at the annual Audit Committee meeting.

D.            Each director receives a fee of $750 for participating in special teleconference meetings.

In addition to cash compensation, on annual basis, the non-employee directors are awarded stock options and/or restricted stock units under the Company’s equity incentive plans.